EXHIBIT 2


                     ASSET PURCHASE AGREEMENT

                             BETWEEN


                        Kmart Corporation

                               AND

                       Venture Stores, Inc.


                           Dated as of

                          July 2, 1997








                        TABLE OF CONTENTS

                                                             Page

1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . .  1
2.  Basic Transaction. . . . . . . . . . . . . . . . . . . . .  5
     (a)  Purchase and Sale of Assets. . . . . . . . . . . . .  5
     (b)  Assumption of Liabilities. . . . . . . . . . . . . .  5
     (c)  Purchase Price . . . . . . . . . . . . . . . . . . .  6
     (d)  The Closing. . . . . . . . . . . . . . . . . . . . .  6
     (e)  Deliveries at the Closing. . . . . . . . . . . . . .  6
     (f)  Prorations . . . . . . . . . . . . . . . . . . . . .  6
     (g)  Closing Costs. . . . . . . . . . . . . . . . . . . .  8
     (h)  Further Assurances . . . . . . . . . . . . . . . . .  8
3.  Representations and Warranties of Seller . . . . . . . . .  8
     (a)  Organization of Seller . . . . . . . . . . . . . . .  9
     (b)  Authorization of Transaction . . . . . . . . . . . .  9
     (c)  Noncontravention . . . . . . . . . . . . . . . . . .  9
     (d)  Brokers' Fees. . . . . . . . . . . . . . . . . . . .  9
     (e)  Title to Assets. . . . . . . . . . . . . . . . . . . 10
     (f)  Percentage Rent. . . . . . . . . . . . . . . . . . . 10
     (g)  Intentionally Deleted  . . . . . . . . . . . . . . . 10
     (h)  Undisclosed Liabilities. . . . . . . . . . . . . . . 10
     (i)  Legal Compliance . . . . . . . . . . . . . . . . . . 10
     (j)  Real Property. . . . . . . . . . . . . . . . . . . . 10
     (k)  Tangible Assets. . . . . . . . . . . . . . . . . . . 13
     (l)  Litigation . . . . . . . . . . . . . . . . . . . . . 13
     (m)  Environment, Health, and Safety. . . . . . . . . . . 13
     (n)  Disclosure . . . . . . . . . . . . . . . . . . . . . 14
4.  Representations and Warranties of Buyer. . . . . . . . . . 14
     (a)  Organization of Buyer. . . . . . . . . . . . . . . . 14
     (b)  Authorization of Transaction . . . . . . . . . . . . 14
     (c)  Noncontravention . . . . . . . . . . . . . . . . . . 15
     (d)  Brokers' Fees. . . . . . . . . . . . . . . . . . . . 15
     (e)  Disclosure . . . . . . . . . . . . . . . . . . . . . 15
5.  Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . 15
     (a)  General. . . . . . . . . . . . . . . . . . . . . . . 15
     (b)  Landlord Consents. . . . . . . . . . . . . . . . . . 15
     (c)  Other Notices and Consents . . . . . . . . . . . . . 15
     (d)  Full Access. . . . . . . . . . . . . . . . . . . . . 15
     (e)  Notice of Developments . . . . . . . . . . . . . . . 17
     (f)  Exclusivity. . . . . . . . . . . . . . . . . . . . . 17
     (g)  Title Insurance. . . . . . . . . . . . . . . . . . . 17
     (h)  Surveys. . . . . . . . . . . . . . . . . . . . . . . 18
     (i)  Cooperation. . . . . . . . . . . . . . . . . . . . . 18
6.   Conditions to Obligation to Close
     (a)  Conditions to Obligation of Buyer. . . . . . . . . . 18
     (b)  Conditions to Obligation of Seller . . . . . . . . . 20
7.  Termination. . . . . . . . . . . . . . . . . . . . . . . . 22
     (a)  Termination of Agreement . . . . . . . . . . . . . . 22
     (b)  Effect of Termination. . . . . . . . . . . . . . . . 23
     (c)  Partial Termination  . . . . . . . . . . . . . . . . 23
8.  Post-Closing Covenants and Matters . . . . . . . . . . . . 24
     (a)  Intentionally deleted. . . . . . . . . . . . . . . . 24
     (b)  Indemnification Provisions for Benefit of Buyer. . . 24
     (c)  Indemnification Provisions for Benefit of Seller . . 25
     (d)  Matters Involving Third Parties. . . . . . . . . . . 25
     (e)  Condemnation . . . . . . . . . . . . . . . . . . . . 27
     (f)  Casualty . . . . . . . . . . . . . . . . . . . . . . 27
     (g)  Employees. . . . . . . . . . . . . . . . . . . . . . 27
     (h)  Sale of Owned Machinery, Owned Equipment
            and Owned Furniture. . . . . . . . . . . . . . . . 28
9.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . 28
     (a)  Survival of Representations and Warranties . . . . . 28
     (b)  Press Releases and Public Announcements. . . . . . . 28
     (c)  No Third-Party Beneficiaries . . . . . . . . . . . . 28
     (d)  Entire Agreement . . . . . . . . . . . . . . . . . . 28
     (e)  Succession and Assignment. . . . . . . . . . . . . . 28
     (f)  Counterparts . . . . . . . . . . . . . . . . . . . . 29
     (g)  Headings . . . . . . . . . . . . . . . . . . . . . . 29
     (h)  Notices. . . . . . . . . . . . . . . . . . . . . . . 29
     (i)  Governing Law. . . . . . . . . . . . . . . . . . . . 30
     (j)  Amendments and Waivers . . . . . . . . . . . . . . . 30
     (k)  Severability . . . . . . . . . . . . . . . . . . . . 30
     (l)  Expenses . . . . . . . . . . . . . . . . . . . . . . 30
     (m)  Construction . . . . . . . . . . . . . . . . . . . . 31
     (n)  Incorporation of Exhibits and Schedules. . . . . . . 31
     (o)  Specific Performance . . . . . . . . . . . . . . . . 31
     (p)  Submission to Jurisdiction . . . . . . . . . . . . . 31




Exhibits

A    Stores (Texas/Interstate)
B    Assumed Liabilities
C    Form of Assignment and Assumption Agreement
D    License
E    Form of Unitary Lease
F    Form of Unitary Lease
Schedules

3(e)-1       Title Exceptions
3(e)-2       Exceptions Seller Must Clear from Title
3(f)         Percentage Rent Obligations of Seller under the
               Leases
3(h)         Liabilities of Seller relating to the stores
3(j)(I)      Owned Property
3(j)(I)(E)   Subleases and Security Deposits
3(j)(ii)     Leases
3(j)(ii)(B) Leases Requiring Landlord Consent for Assignment 3(j)(ii)(E) Notices of Encroachments and Other Violations 3(j)(ii)(F) Other Agreements
3(j)(ii)(G)  Assignments, Oral or Written, By Parties to the
               Lease or Sublease
3(k)         Leased Equipment and Other Tangible Assets Located
               at the Stores
3(l)         Litigation to Which Seller is a Party Relating to
               the Acquired Assets
3(m)         Environmental Reports
5(c)-1       Estoppel Certificates and Other Requested Third
               Party Items -- Conditions to Closing
5(c)-2       Requested Third-Party Items -- Cooperation of the
               Parties
5(g)         Title Insurance Amounts Per Owned Property or
               Leased Property
6(a)(v)      Subleases Not Terminated or Cancelled
6(a)(xiv)    Stores Requiring Additional Environmental Review
7(a)(ii)     Purchase Price Reduction Formula










                     ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of July 2, 1997, by and between Kmart Corporation, a Michigan corporation ("Buyer"), and Venture Stores, Inc., a Delaware corporation ("Seller"). Buyer and Seller are each a "Party" and are referred to collectively herein as the "Parties."

          WHEREAS, Buyer and Seller have reached agreement with respect to the sale by Seller and the purchase by Buyer of certain assets of Seller, together with the assumption by Buyer of certain liabilities of Seller related thereto.

          NOW, THEREFORE, in consideration of the mutual agree-ments, herein contained, intending to be legally bound hereto, the Parties agree as follows:

          1.  Definitions.

          "Acquired Assets" means all right, title, and interest in and to all of the stores of Seller listed on Exhibit A hereto (the "Stores") and the assets contained in and relating to the Stores, including all fee, leasehold and ground leasehold inter-est in the land, all buildings, structures, improvements, fix-tures, and fittings, and all easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets); all owned machinery, owned furniture and owned equip-ment that are necessary to the operation of a discount retail store, including, but not limited to, energy monitoring system equipment, security and surveillance equipment, hand-held scan-ners, label printers, shopping carts, movable merchandise han-dling equipment, autopoles, sign hangers, and clothes hangers;, all Subleases and all security deposits paid thereunder; trans-ferable business licenses; and architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements, transferable guarantees and warranties, reports, test results, environmental assessments and as-built plans to the extent that these items are in Seller's possession or are readily attainable by Seller and the pylons and monuments that support Seller's signs; provided, however, that Acquired Assets shall not include Excluded Assets.

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rul-ings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

          "Assumed Liabilities" means the Liabilities set forth on Exhibit B hereto.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transac-tion that forms or could form the basis for any specified conse-quence.

          "Closing" has the meaning set forth in Section 2(d) below.

          "Closing Date" has the meaning set forth in
Section 2(d) below.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

          "Delinquent Rents" has the meaning set forth in Section
2(f) below.

          "Disclosure Schedule or Schedules" has the meaning set forth in Section 3 below.

          "Environmental, Health, and Safety Laws" means the Com-prehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, pro-cessing, distribution, use, treatment, storage, disposal, trans-port, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          "Excluded Assets" means the inventories of retail goods contained in the Stores, which shall be disposed of by Seller pursuant to the License; any property located in the Stores which is leased to Seller as set forth on Schedule 3(k) or furnished by Seller's merchandise vendors; personal computers; bags; credit card applications; employment applications; receipts and similar supplies used in the business; policy and procedures manuals; training materials and equipment; personnel files and other confidential or proprietary materials; Seller's books, records, trademarks and signs; and any owned equipment that is located primarily in Seller's distribution centers and from time to time in the Stores and that is used exclusively for distribution of Seller's inventory.

          "Ground Leased Property" has the meaning set forth in
Section 5(h) below.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended.

          "Indemnified Party" has the meaning set forth in
Section 8(d) below.

          "Indemnifying Party" has the meaning set forth in
Section 8(d) below.

          "Interim Period" means, with respect to each Store, the period during which the License is in effect commencing on the Closing Date and ending on the date on which Seller delivers possession of the Store to Buyer pursuant to the terms of the License.

          "Interstate Stores" means those ten stores located in Texas, Oklahoma, Iowa and Indiana listed on Exhibit A hereto.

          "Joint Press Release" has the meaning set forth in
Section 9(b) below.

          "Knowledge" means that the Party has or is deemed to have actual knowledge after reasonable investigation.

          "Landlord Consents" has the meaning set forth in
Section 5(b) below.

          "Leased Property" means those certain parcels of land leased to Seller pursuant to the Leases (as hereinafter defined).

          "Leases" means those certain leases, subleases and ground leases of Seller, as tenant, as amended to date, listed on
Schedule 3(j)(ii).

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any Liability for Taxes.

          "License" has the meaning set forth in Section 2(e) below.

          "License Fee" has the meaning set forth in Section 2(e) below.

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "Owned Property" means those certain fee owned proper-ties of Seller listed on Schedule 3(j)(I).

          "Party" has the meaning set forth in the preface above.

          "Person" means an individual, a partnership, a corpora-tion, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Purchase Price" has the meaning set forth in
Section 2(c) below.

          "Restructuring Laws" has the meaning set forth in
Section 6(a)(xv) below.

          "Reports" has the meaning set forth in Section 3(m) below.

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "Seller" has the meaning set forth in the preface above.

          "Stores" means those stores listed on Exhibit A hereto.

          "Subleases" means all tenant leases, subleases, licens-es and concessions, all as amended to date, of Seller, as land-lord, sublessor and licensor with respect to the Stores as disclosed on Schedule 3(j)(I)(E) of the Disclosure Schedule.

          "Sublessees" means all tenants, subtenants and licens-ees under the Subleases.

          "Survey" has the meaning set forth in Section 5(h) below.

          "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environ-mental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Texas Stores" shall mean those ten Stores located in the Houston, Texas market listed on Exhibit A hereto.

          "Third Party Claim" has the meaning set forth in
Section 8(d) below.

          "WARN Act" means the United States Worker Adjustment and Retraining Notification Act.

          2.  Basic Transaction.

             (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

             (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for the Assumed Liabilities as of the Closing Date. Buyer will not assume or have any responsi-bility, however, with respect to any other obligations or Liabil-ity of Seller not included within the definition of Assumed Liabilities, including, but not limited to, (i) any Liability of Seller for income, transfer, sales, use, and other Taxes (exclud-ing real estate and personal property taxes which shall be apportioned as set forth in Section 2 (f)) arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transfer-ring the Acquired Assets or because Seller has deferred gain on any Deferred Intercompany Transaction), (ii) any Liability of Seller for the unpaid Taxes of any Person (other than any of Seller, its subsidiaries and landlords under the Leases for which such Liability is prorated) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any Liability arising in the Ordinary Course of Business or otherwise in connection with the operation or condition of the Stores prior to the end of the Interim Period including, but not limited to, Liabilities to employees with respect to salaries and employee benefits plans, (iv) any Liability arising pursuant to the activities of Seller under the License, (v) any Liability of Seller relating to the WARN Act, (vi) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (vii) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

             (c) Purchase Price. Buyer agrees to pay to Seller at the Closing Thirty-eight Million and No/100 Dollars
($38,000,000.00 ) (the "Purchase Price") by delivery of cash payable by wire transfer of immediately available funds.

             (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois) in Chicago, Illinois, commencing at 9:00 a.m. on July 11, 1997 or such other date as the Parties may mutually determine (the "Closing Date").

             (e)  Deliveries at the Closing.  At the Closing,
(i) Seller will deliver to Buyer the certificates, instruments, and documents referred to in Section 6(a) below; (ii) Buyer will deliver to Seller the certificates, instruments, and documents referred to in Section 6(b) below; (iii) Seller will execute, ac-knowledge (if appropriate), and deliver to Buyer (A) a special warranty deed for each parcel of Owned Property; (B) an assign-ment of lease for each Lease, other than the Unitary Leases (as hereinafter defined), substantially in the form of Exhibit C attached hereto; (C) a bill of sale; and (D) such other instru-ments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request (each of A-D shall be reasonably satisfactory in form and substance to Buyer and its counsel); (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller an instrument of assumption substantially in the form of Exhibit C attached hereto and such other assumption documents reasonably requested by Seller in form and substance reasonably satisfactory to Buyer and its counsel; and
(v) Buyer will deliver to Seller the consideration specified in
Section 2(c) above. The Parties shall enter into a license agreement (the "License") substantially in the form of Exhibit D attached hereto to allow Seller access to the Stores after Closing during the Interim Period only so that Seller may prepare for and liquidate the inventory at the Stores. Seller, as consideration for the License, shall pay to Buyer at Closing, a fee in the amount of Two Million Dollars ($2,000,000)(the "Li-cense Fee").

             (f) Prorations. Rents, revenues, and other in-come, if any, from the Stores (but excluding customer sales and licensed department revenues), assessments, improvement bonds, service or other contract fees, utility costs, real property taxes, and other expenses affecting the Stores shall be prorated between Buyer and Seller as of the Closing Date. For purposes of calculating prorations, Buyer shall be deemed to have title to or a valid leasehold interest in the Acquired Assets, and therefore entitled to the income and responsible for the expenses, after 12:01 a.m. on the Closing Date. Delinquent rents owed to Seller as of the Closing Date (the "Delinquent Rents") shall not be prorated and Seller (subject to the provisions of the next succeeding sentence) hereby irrevocably assigns, as of the Closing Date, its entire right, title, and interest in and to such Delinquent Rents (including the right to collect same) to Buyer. If Buyer collects any Delinquent Rents subsequent to the Closing Date, such Delinquent Rents, net of any collection costs, shall first be applied to the Sublessee's current rent obliga-tions and other payment obligations under the Sublease and any excess Delinquent Rents shall be refunded to Seller. At Closing, Buyer shall be fully credited for (i) security deposits which were paid by Sublessees to Seller, (ii) reimbursement expenses and other sums owed by Seller to Sublessees under the Subleases for work which occurred prior to the Closing Date or for work to be performed or allowances to be granted to any Sublessees upon or after the Closing Date pursuant to any Subleases or other agreements in existence as of the Closing Date, (iii) any commis-sions or brokerage fees payable upon or after the Closing Date in connection with any Subleases in existence as of the Closing Date, (iv) rentals already received by Seller attributable to periods after the Closing Date, (v) unpaid real property taxes with an assessment date prior to the current calendar year and Seller's prorated share of any unpaid real property taxes with an assessment date during 1997 and (vi) any unpaid personal property taxes with an assessment date prior to the Closing Date. At Closing, Seller shall be fully credited for security deposits and prepaid rent and other prepaid sums paid to landlords by Seller under the Leases. All real property taxes with respect to the Acquired Assets shall be prorated as of the Closing Date. The proration shall be based on the assessment for the current calendar year and the most recent ascertainable components of the tax formula and shall be re-prorated upon receipt of the actual tax bills. If there is any additional money due and owing to Buyer as a result of the re-prorations, such amounts shall be deducted from the License Fee, or, if no money remains from the License Fee, Seller shall reimburse Buyer for the additional tax expense within five (5) business days of receipt of written demand with appropriate back-up. If there is any additional money due and owing Seller as a result of the re-prorations, Buyer shall reimburse Seller for such amount within fifteen (15) business days of receipt of the actual tax bill. If supplemental taxes are assessed after the Closing Date for any period prior to the Closing Date, Seller shall immediately reimburse Buyer for the cost of such supplemental taxes. All personal property taxes assessed prior to the Closing Date shall be the responsibility of Seller. All personal property taxes assessed after the Closing Date shall be the responsibility of Buyer. At Closing, Buyer shall be fully credited for all personal property taxes on personal property owned by Seller as of the personal property tax assessment date and not yet paid and Seller shall assume the liability for such payment. Seller shall provide Buyer with copies of all unpaid personal property tax bills. If Seller receives any additional personal property tax bills after Clos-ing, for personal property assessed prior to Closing, Seller shall pay such additional bills in a timely manner, but, in no event shall Seller allow such taxes to become delinquent. If Buyer receives any additional personal property tax bills or subsequent audit adjustments after Closing for personal property assessed prior to Closing, Buyer shall pay such taxes and deduct such taxes from the License Fee, or if no money remains from the License Fee, Seller shall immediately reimburse Buyer for the additional tax expense. Notwithstanding the foregoing, Buyer acknowledges that Seller is contesting the assessed valuation of certain of the Acquired Assets. If as a result thereof, Buyer receives a refund or a credit against real estate taxes pertain-ing to any tax year ending prior to the Closing Date, Buyer shall promptly pay to Seller the amount of the refund or the amount of the credit.

             (g) Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (in-cluding, without limitation, its own attorney and advisor fees). Seller shall pay for any and all transfer, conveyance or similar taxes in connection with the Closing.

             (h) Further Assurances. After the Closing, the Parties shall from time to time at each other's request and without further cost or expense to each other, execute and deliver such other instruments of conveyance, transfer and assumption and take such other actions as may reasonably be requested to more effectively consummate the transactions contem-plated hereby and to vest in Buyer good, valid and marketable title to or valid leasehold interest in the Acquired Assets, or to cause Buyer to assume the Assumed Liabilities, as the case may be.

          3. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3), except as set forth on the disclosure schedule accom-panying this Agreement and initialed by the Parties (the "Disclo-sure Schedule" or "Schedules") or as supplemented as hereinafter provided. In the event, on or before July 7, 1997, Seller learns of any event that may affect the accuracy of the following representations or warranties or discovers any inaccuracies therein, Seller shall notify Buyer of such event or inaccuracy and the Parties shall negotiate in good faith the appropriate remedy therefor. If no such remedy is agreed upon, to the extent such inaccuracy, in the sole judgment of Buyer, materially affects or casts doubt on the value of the Acquired Assets and the benefits of the transaction contemplated herein to Buyer as a whole, Buyer shall have the right to terminate this Agreement in accordance with Section 7 below. To the extent the inaccuracy goes to an individual Store, Buyer shall have the remedies set forth in Section 7(a)(ii). The Disclosure Schedule will be ar-ranged in paragraphs corresponding to the lettered and numbered paragraphs contained herein.

             (a) Organization of Seller. Seller is a corpora-tion duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

             (b) Authorization of Transaction. Seller has full power and authority (including full corporate power and author-ity) to execute and deliver this Agreement and to perform its obligations hereunder subject to Seller's receipt, which is required hereunder, of the Landlord Consents and other required third party consents described in Section 5(b) and Section 5(c) below. Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

             (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets), subject to Seller's receipt, which is required hereunder, of the Landlord Consents and other required third party consents described in Section 5(b) and Section 5(c) below. Except as it relates to the Hart-Scott-Rodino Act and any applicable state statutes relating to the Store going-out-of-business sales, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approv-al of any government or governmental agency in order for the Par-ties to consummate the transactions contemplated by this Agree-ment (including the assignments and assumptions referred to in Section 2 above).

             (d) Brokers' Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

             (e) Title to Assets. Seller has good, valid and marketable title to, or a valid leasehold interest in, the Ac-quired Assets, free and clear of any Security Interest or re-striction on transfer except those exceptions set forth on
Schedule 3(e)-1 and 3(e)-2.

             (f) Percentage Rent. Seller is not obligated for the payment of percentage rent under the Leases except as set forth on Schedule 3(f).

             (g)  Intentionally deleted.

             (h) Undisclosed Liabilities. Seller has received no notice nor does Seller have any Knowledge, of any Liability relating to the Stores (and Seller has received no notice of, and has no Knowledge of, any Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liabili-
ty), except for Liabilities set forth on Schedule 3(h) or Liabil-ities that are adequately covered by insurance policies that will remain in effect until all such Liabilities are resolved or Liabilities that are self-insured if each such Liability is less than Ten Thousand dollars ($10,000) individually and less than Fifty Thousand Dollars ($50,000) in the aggregate.

             (i) Legal Compliance. With respect to the opera-tion of the Stores, Seller has materially complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and has received no notice of, and has no Knowledge that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

             (j)  Real Property.

                    (i)  Schedule 3(j)(I) lists and
     describes briefly all of the Owned Property that is part of the Acquired Assets. With respect to each such parcel of Owned Property:

                              (A)  Seller has received no
     notice, nor does Seller have Knowledge, of any threat-ened condemnation proceedings, lawsuits, or administra-tive actions relating to the Owned Property and Seller has received no notice of, nor does Seller have Knowl-edge of, any other matters materially adversely affect-ing the current use or occupancy;

                              (B) the Owned Property is not
     located within any flood plain or subject to any simi-lar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                              (C) Seller has received no
     notice, nor does Seller have any Knowledge, of any failure to obtain approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation of the Stores and to Seller's Knowledge the Stores have been operated and maintained in accordance with applicable laws, rules, and regulations;

                              (D) Seller has received no
     notice from any landlord, any governmental authority or agency or any other party, nor does Seller have any Knowledge, of any violation or potential violation of annexation, zoning, land use or building code require-ments, subdivision map requirements, air and water quality control permits or state, county or city ordi-nances with regard to any parcel of Owned Property;

                              (E) there are no Subleases or
     other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Owned Property and no security deposits have been paid to Seller thereunder other than as disclosed on Schedule 3(j)(I)(E);

                              (F) Seller has not assigned,
     transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any Owned Property, includ-ing any outstanding options or rights of first refusal to purchase any Owned Property, or any portion thereof or interest therein except as set forth in
     Section 3(e)-2;

                              (G) there are no parties
     (other than Seller) in possession of the Owned Proper-ty, other than Sublessees under any Subleases disclosed on Schedule 3(j)(I)(E) who are in possession of space to which they are entitled; and

                              (H) all Stores located on the
     Owned Property are supplied with utilities and other services necessary for the operation of such facilities as they are currently operated.

                    (ii)  Seller has delivered to Buyer cor-
     rect and complete copies of all of the Leases and Subleases. With respect to each Lease and Sublease, as applicable:

                              (A) the Lease and Sublease are
     legal, valid, binding, enforceable, and in full force and effect;

                              (B) the Lease and Sublease set
     forth on Schedule 6(a)(v) can be assigned without Land-lord Consent except as set forth on Schedule
     3(j)(ii)(B);

                              (C) the property subject to
     the Lease is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                              (D) Seller has not sent or
     received a notice of default, nor does Seller have any Knowledge, that any Party to a Lease or Sublease is in breach or default, and has no Knowledge that any event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration under any Lease or Sub-lease;

                              (E) Seller has received no
     notice from any landlord, any governmental authority or agency or any other party, nor does Seller have any Knowledge, of any violation or potential violation of annexation, zoning, land use or building code require-ments, subdivision map requirements, air and water quality control permits or state, county or city ordi-nances with regard to the Store under the Lease except as set forth in Schedule 3(j)(ii)(E);

                              (F) there are no other agree-
     ments between the parties to the Lease or Sublease, oral or written, except as set forth in the Lease or Sublease or on Schedule 3(j)(ii)(F);

                              (G) Seller has not assigned,
     transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Lease or Sublease except as set forth on Schedule 3(j)(ii)(G);

                              (H) Seller has received no
     notice, nor does Seller have any Knowledge, of any failure to obtain approvals of governmental authorities (including licenses and permits) required in connection with the operation of the Store subject to the Lease and has operated and maintained the Store in accordance with applicable laws, rules, and regulations;

                              (I)  there are no pending or,
     to the Knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relat-ing to the Leased Property and Seller has received no notice, nor does Seller have Knowledge, of any other matters materially adversely affecting the current use or occupancy thereof;

                              (J) Seller has no Knowledge of
     any material casualty or other casualty not adequately covered by insurance affecting the Store subject to the Lease;

                              (K) the Store subject to the
     Lease is supplied with utilities and other services necessary for the operation of said Store as it is currently operated; and

                              (L) the Store subject to the
     Lease abuts on and has direct vehicular access to a public road or has access to a public road via a perma-nent, irrevocable, appurtenant easement benefitting the properties on which the Store is located.

             (k) Tangible Assets. Seller owns all machinery, equipment and furniture and other tangible assets located at each Store which are necessary for the operation of the Store and which are part of the Acquired Assets except for those categories of equipment listed on Schedule 3(k) that are leased to Seller. Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Seller has not removed any owned machinery, owned equipment or owned furniture of the type that is included in the Acquired Assets from any Store since June 15, 1997 other than in the Ordinary Course of Business.


             (l) Litigation. Schedule 3(l) sets forth each instance in which Seller is a party or, to Seller's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator relating to the Acquired Assets other than litigation in the nature of personal injury suits that are adequately covered by insurance and which the insurance company is currently handling.

             (m)  Environment, Health, and Safety.

                    (i)  As it relates to the Acquired
     Assets, except as disclosed in the reports set forth on
     Schedule 3(m) ("Reports"), Seller, to its Knowledge, has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, inves-tigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply. Without limiting the generality of the preceding sentence, as it relates to the Ac-quired Assets, except as disclosed in the Reports, Seller, to its Knowledge, has obtained and been in material compliance with all of the terms and condi-tions of all permits, licenses, and other authoriza-tions which are required under, and has complied with all other limitations, restrictions, conditions, stan-dards, prohibitions, requirements, obligations, sched-ules, and timetables which are contained in, all Envi-ronmental, Health, and Safety Laws.

                    (ii)  As it relates to the Acquired
     Assets, except as disclosed in the Reports, Seller, to its Knowledge, has not handled or disposed of any sub-stance, arranged for the disposal of any substance, exposed any employee or other individual to any sub-stance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hear-ing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

             (n) Disclosure. The representations and warran-ties contained in this Section 3 do not contain any untrue state-ment of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

          4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substi-tuted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule.

             (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

             (b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authori-ty) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

             (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any provision of Buyer's charter or bylaws or (ii) violate any material order, arbitration award, judgment, decree, law, ordi-nance, or regulation to which Buyer is a party. Except as it relates to the Hart-Scott-Rodino Act, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

             (d) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

             (e) Disclosure. The representations and warran-ties contained in this Section 4 do not contain any untrue state-ment of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

          5. Pre-Closing Covenants. The Parties agree as fol-lows with respect to the period between the execution of this Agreement and the Closing.

             (a) General. Each of the Parties will use commer-cially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (inclu-ding satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

             (b) Landlord Consents to Assignment. Seller shall use commercially reasonable efforts to obtain all required consents of the landlords to the assignment of the Leases to Buyer as set forth on Schedule 3(j)(ii)(B) (the "Landlord Con-sents"). The Parties shall cooperate to facilitate the acquisi-tion of the Landlord Consents, subject to the cost limitations set forth in this Section 5(b). The Parties shall share equally any fees or payments (including any increase in rent under any Lease) imposed by landlords in connection with the transfer of any Lease; provided, however, neither Party shall be required to pay more than $200,000 in the aggregate pursuant to this
Section 5(b). If Seller is unable to obtain a required Landlord Consent, the Parties shall enter into a sublease, provided that such sublease is permissible under the terms of the applicable Lease, that such sublease shall contain substantially the same terms and conditions as contained in such Lease, which are reasonably satisfactory to Buyer, so that Buyer is essentially in the same position as Buyer would have been had the Lease been as-signed, and provided, further, that Buyer shall receive a non-disturbance and attornment agreement reasonably satisfactory to Buyer from Seller's landlord. If Seller is unable to fulfill the requirements of this Section 5(b), Buyer shall have the remedies set forth in Section 7 (a)(ii) hereof.

             (c) Other Notices and Consents. Seller shall be required to deliver any notices to third parties, and Seller shall use commercially reasonable efforts to obtain any third party consents that are required to transfer or assign any of the Acquired Assets or do any of the things contemplated in this Agreement, as well as any estoppel certificates, in the form required by each particular Lease, if any, or a form reasonably agreed upon by Seller and Buyer, and other similar items from ground lessors, landlords and Sublessees as more specifically set forth on Schedules 5(c)-1 and 5(c)-2. Obtaining the consents set forth in Schedule 5(c)-1 shall be a condition to the obligations of Buyer hereunder and, if Seller is unable to obtain the items set forth in Schedule 5(c)-1, Buyer shall have the remedies set forth in Section 7 (a)(ii) hereof. Obtaining the consents or waivers set forth in Schedule 5(c)-2 shall not be deemed a condi-tion to Closing, but Seller shall cooperate with Buyer in an attempt to obtain same at no expense to Seller.

          Each of the Parties will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

             (d)  Full Access.  After issuance of the Joint
Press Release pursuant to Section 9(b) hereof, Seller will permit representatives of Buyer to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Stores and the Acquired Assets. Buyer agrees that until Closing, except as otherwise provided herein or required by law and except for the exercise by Buyer of any remedy hereunder, Buyer shall keep the information and the documents supplied by Seller to Buyer confidential and will disclose such information only to Buyer's agents, employees, consultants, attorneys, lenders, and other Persons with a need to know the information including title company personnel and surveyors. Disclosure of information by Buyer shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge from sources other than Buyer.

             (e) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by either Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

             (f) Exclusivity. Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Acquired Assets or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

             (g) Title Insurance. Seller will provide to Buyer at Closing, with respect to each Owned Property and each Leased Property, an ALTA Owner's or Leasehold Policy of Title Insurance Form B-1992 (or equivalent policy acceptable to Buyer if the Owned Property or Leased Property is located in a state in which an ALTA Owner's or Leasehold Policy of Title Insurance Form B-1992 is not available) issued by a title insurer satisfactory to Buyer, in the amounts listed on Schedule 5(g), insuring fee or leasehold title to such Owned Property or Leased Property respec-tively to be in Buyer as of the Closing (subject only to the title exceptions described in Schedule 3(e)-1). Each title insurance policy delivered under this Section 5(g) shall insure title to the Owned Property or Leased Property and all recorded easements benefitting same with extended coverage insuring over the general exceptions customarily contained in such policies, if available in the applicable state, and shall include those title endorsements reasonably requested by Buyer and available in the state where the Owned Property or Leased Property is located. Seller shall not be required to bring any action or proceeding or incur any expense (other than liquidated amounts not in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate) in order to deliver clean title as provided hereunder. If Seller is unable to deliver acceptable title to an Owned Property or Leased Property in accordance with this Agreement, Buyer shall have the remedies set forth in Section 7(a)(ii) hereof.

             (h)  Surveys.   With respect to each parcel of
Owned Property, each Store that is subject to a ground lease ("Ground Leased Property") and each Leased Property (to the extent available), Seller will provide, prior to the Closing Date, an as-built survey certified to Buyer and such other parties as Buyer may request, prepared by a licensed surveyor, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirma-tively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the Owned Property, Ground Leased Property, or Leased Property which in Buyer's reasonable judgment materially impairs the use or operation of the Store unless same has been cured or insured over prior to the Closing. Obtaining the Surveys shall not be deemed a condition to Closing, but Seller shall use commercially reasonable efforts to deliver the Surveys prior to Closing and shall be required to deliver the Surveys no later than August 15, 1997.

             (i) Cooperation. Seller shall cooperate with Buyer in discussions with the landlords under the Leases regard-ing the amendment of such Leases, where required, to permit Buyer to self-insure certain of the insurance coverage required there-under. The Parties acknowledge that Seller shall not be required to incur any out of pocket cost or expense in connection with the cooperation required by this Section 5(i) and that obtaining any amendments contemplated by this Section 5(i) shall not be a condition to the obligation of either Party to consummate the Closing hereunder.

          6.  Conditions to Obligation to Close.

             (a) Conditions to Obligation of Buyer. The obli-gation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (i)  the representations and warranties
     of Seller set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii)  Seller shall have performed and
     complied with all of its covenants hereunder in all material respects at and as of the Closing Date;

                    (iii)  Kimven Corporation shall enter
     into two unitary net leases (the "Unitary Leases") with Buyer in substantially the same forms of Exhibits E and F hereto with regard to the Stores listed thereon;

                    (iv)  Seller shall have procured all of
     the Landlord Consents, or a corresponding sublease and non-disturbance and attornment agreement, as specified in Section 5(b) above;

                    (v)  Seller shall have cancelled, or
     given notice of such cancellation, at Seller's sole cost and expense, all of the third party contracts and agreements to which Seller is a party relating to the Acquired Assets except for the Subleases set forth on
     Schedule 6(a)(v) which cannot be terminated;

                    (vi)  Seller shall give evidence to
     Buyer that Seller has procured and will maintain the insurance required pursuant to the License;

                    (vii)  Seller shall have procured all of
     the third party consents and estoppels specified on
     Schedule 5(c)-1 above, all of the title insurance poli-cies and endorsements specified in Section 5(g) above;

                    (viii)  no action, suit, or proceeding
     shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judg-ment, order, decree, ruling, or charge would (A) pre-vent consummation of any of the transactions contem-plated by this Agreement, (B) cause any of the transac-tions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of Buyer to own the Acquired As-sets;

                    (ix)  Seller shall have delivered to
     Buyer a certificate to the effect that each of the conditions specified in Section 6(a)(i),(ii),(iv),(v) and (viii) above is satisfied in all respects;

                    (x)  all applicable waiting periods (and
     any extensions thereof) under the Hart-Scott- Rodino Act shall have expired or otherwise been terminated and Seller and Buyer shall have received all other authori-zations, consents, and approvals of governments and governmental agencies, if any, referred to in
     Section 3(c) and Section 4(c) above;

                    (xi)  Neither of the Parties shall have
     terminated this Agreement pursuant to Section 7 below;

                    (xii)  Buyer shall have completed its
     inspection of the roofs of the Stores located in Texas with results satisfactory to Buyer on or before July 7, 1997;

                    (xiii)  Seller shall have provided Buyer
     with environmental reports satisfactory to Buyer for the Store located in Waterloo, Iowa;

                    (xiv)  Buyer shall have completed such
     additional environmental reports, studies, tests or diligence as Buyer deems necessary on the Stores listed on Schedule 6 (a)(xiv) with results satisfactory to Buyer in its sole discretion;

                    (xv)  Seller shall have corrected the
     violations set forth on Schedule 3(j)(ii)(E) in a manner that is satisfactory to Buyer;

                    (xvi)  Seller shall not have sought
     relief pursuant to the provisions of the United States Bankruptcy Code or any other similar state or federal law or process (collectively "Restructuring Laws") nor be the subject of an involuntary proceeding pursuant to any Restructuring Laws; provided, however, in the event a proceeding is filed by or against Seller pursuant to a Restructuring Law prior to the earlier of Closing or August 15, 1997, Seller may satisfy this condition to Closing by obtaining entry of a final order, within fifteen (15) days after commencement of such proceed-ing, authorizing and approving the assumption pursuant to section 365(b) of the United States Bankruptcy Code or such other applicable Restructuring Law of this Agreement and of any and all other agreements contem-plated hereby, each without qualification or modifica-tion; and

                    (xvii)  all actions to be taken by
     Seller in connection with consummation of the transac-tions contemplated hereby and all certificates, in-struments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

          Buyer may waive any condition specified in this
Section 6(a) if it executes a writing so stating at or prior to the Closing.

             (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be per-formed by it in connection with the Closing is subject to satis-faction of the following conditions:

                    (i)  the representations and warranties
     of Buyer set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii)  Buyer shall have performed and
     complied with all of its covenants hereunder in all material respects at and as of the Closing Date;

                    (iii)  no action, suit, or proceeding
     shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded follow-ing consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (iv)  Buyer shall have delivered to
     Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) above is satisfied in all respects;

                    (v)  all Landlord Consents have been
     obtained and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Seller and Buyer shall have received all other authori-zations, consents, and approvals of governments and governmental agencies, if any, referred to in
     Section 3(c) and Section 4(c) above;

                    (vi)  Neither of the Parties shall have
     terminated this Agreement pursuant to Section 7 below;

                    (vii)  Seller shall have received all
     permits and licenses necessary to undertake the liqui-dation of inventory pursuant to the License; provided, however, that if Seller is unable to obtain the licens-es and permits contemplated by this Section 6(b)(vii) with regard to any of the Stores, Buyer shall have the remedies set forth in Section 7 (a)(ii) hereof;

                    (viii)  Kimven Corporation and Kimven II
     Corporation shall amend the two Leases listed in Sched-ule 3(j)(ii) with respect to Store numbers 29 and 32 (and others) so that such Leases cover only those Stores currently covered by such Leases that are not being sold to Buyer hereunder with a prorata reduction in the rental thereunder; and

                    (ix)  all actions to be taken by Buyer
     in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

          Seller may waive any condition specified in this
Section 6(b) if it executes a writing so stating at or prior to the Closing.

             (c) Buyer shall notify Seller on or before July 7, 1997 with respect to the condition set forth in Section 6(a)
(xii) above, or prior to Closing with respect to the conditions set forth in Section 6(a)(xiii) or (xiv) above, if Buyer has not completed such due diligence in a satisfactory manner in Buyer's sole judgment and the Parties shall negotiate in good faith the appropriate remedy therefor. If no such remedy is agreed upon, the provisions of Section 7(a)(ii) shall apply with respect to the applicable Stores in question.

          7.  Termination.

             (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                    (i)  Buyer and Seller may terminate this
     Agreement by mutual written consent at any time prior to the Closing;

                    (ii)  Buyer may terminate this Agreement
     prior to Closing, upon written notice to Seller, if (1) on Buyer's Termination Date, Seller is able to deliver less than eight of the Interstate Stores and less than eight of the Texas Stores and (2) Buyer is unwilling to close on less than eight of the Interstate Stores and less than eight of the Texas Stores, in accordance with the provisions of this Agreement, including, but not limited to, Sections 5(b), 5(c), 5(g), 5(h), 6(a)(xii), 6(a)(xiii), 6(a)(xiv), 8(f) and 8(g) hereof. If, on Buyer's Termination Date, Seller is only able to deliv-er less than eight of the Interstate Stores and less than eight of the Texas Stores, Buyer may elect to pur-chase all of the Interstate Stores that Seller can deliver and/or all of the Texas Stores that Seller can deliver with an applicable reduction of the Purchase Price as set forth in Schedule 7(a)(ii).

             Notwithstanding the foregoing, if Buyer is unwilling to purchase one or more of the Interstate Stores or the Texas Stores in accordance with the terms of this Agreement, but is obligated or elects to pur-chase the remainder of that group of Stores in accor-dance with the terms of this Agreement, the Purchase Price shall be reduced as set forth in Schedule 7(a)(ii).

                    (iii)  Buyer may terminate this Agree-
     ment by giving written notice to Seller at any time prior to the Closing in the event Seller has breached any material representation, warranty, or covenant con-tained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach; provided, however, that such cure period shall not effect Buyer's right to terminate under Section 7(a)(vi);

                    (iv)  Seller may terminate this Agree-
     ment by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any material representation, warranty, or covenant con-tained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach; provided, however, that such cure period shall not effect Seller's right to terminate under Section 7(a)(v);

                    (v)  Seller may terminate this Agreement
     at any time after July 15, 1997 ("Seller's Termination Date") (i) in total, if the Closing does not occur with respect to any Stores on or before Seller's Termination Date, or (ii) with respect to all Stores not Closed as of Seller's Termination Date if a Closing has occurred as of such date with respect to some Stores (a "Partial Closing"), provided, however, that if a Partial Closing has occurred, Seller may not terminate this Agreement with respect to Store 131 and Store 139 unless the conditions to the Closing of these Stores have not been met on or before July 29, 1997; and

                    (vi)  Buyer may terminate this Agreement
     if the Closing does not occur on or before August 15, 1997 ("Buyer's Termination Date").

             (b) Effect of Termination. If any Party termi-nates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (other than with respect to any Liability for broker's fees).

             (c) Partial Termination. Notwithstanding anything to the contrary contained herein, (i) if Seller is not able to deliver all of the Stores in accordance with the terms of this Agreement but is able to deliver eight or more of the Texas Stores and eight or more of the Interstate Stores in accordance with the terms of this Agreement, then Buyer shall be obligated to close on the Texas Stores and the Interstate Stores that Seller can deliver in accordance with the terms of this Agreement with an applicable reduction in the Purchase Price as set forth in Schedule 7(a)(ii), (ii) if Seller is able to deliver eight or more of the Texas Stores in accordance with the terms of this Agreement but less than eight of the Interstate Stores, then Buyer shall be obligated to close on the Texas Stores that Seller can deliver in accordance with the terms of this Agreement with an applicable reduction in the Purchase Price as set forth in
Schedule 7(a)(ii), and (iii) if Seller is able to deliver eight or more of the Interstate Stores in accordance with the terms of this Agreement but less than eight of the Texas Stores, then Buyer shall be obligated to close on the Interstate Stores that Seller can deliver in accordance with the terms of this Agreement with an applicable reduction in the Purchase Price as set forth in Schedule 7(a)(ii). In the case of (ii) above, Buyer may elect to purchase those Interstate Stores that Seller can deliver with an applicable reduction of the Purchase Price as set forth in
Schedule 7(a)(ii). In the case of (iii) above, Buyer may elect to purchase those Texas Stores that Seller can deliver with an applicable reduction of the Purchase Price as set forth in
Schedule 7(a)(ii). Upon a Partial Closing of the Interstate Stores and/or the Texas Stores, as the case may be, from and after Seller's Termination Date, Seller shall have no further obligation to close on the remaining Interstate Stores or the re-maining Texas Stores, except that Seller shall continue to use reasonable efforts to satisfy the necessary conditions to Closing for Store 131 and Store 139 until July 29, 1997. In no event, however, shall Seller be obligated to close on Store 131 and/or Store 139 at any time after July 29, 1997.

          8.  Post-Closing Covenants and Matters.

             (a)  Intentionally deleted.

             (b)  Indemnification Provisions for Benefit of
Buyer.

                    (i)  In the event Seller breaches any of
     its representations, warranties, and covenants con-tained in this Agreement, and, if there is an applica-ble survival period pursuant to Section 9(a) below, Seller agrees to indemnify Buyer from and against any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) provided Buyer gives notice to Seller of such claim before the end of the applicable survival period, if any.

                    (ii)  Seller agrees to indemnify Buyer
     from and against the entirety of any Adverse Conse-quences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Seller which is not an Assumed Liability (including any Liability of Seller that becomes a Liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by opera-tion of law during any time period prior to and includ-ing the Interim Period and for all Liability, including severance payments to and any claims of Seller's em-ployees), including Liability under any contracts and agreements referenced in Section 6(a)(v) and including any Liability arising in connection with the operation and condition of the Stores during the Interim Period.

             (c)  Indemnification Provisions for Benefit of
Seller.

                    (i)  In the event Buyer breaches any of
     its representations, warranties, and covenants con-tained in this Agreement, and, if there is an applica-ble survival period pursuant to Section 9(a) below, then Buyer agrees to indemnify Seller from and against any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (in-cluding any Adverse Consequences Seller may suffer after the end of any applicable survival period) re-sulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) provided Seller gives notice to Buyer of such claim before the end of the applicable survival period, if any.

                    (ii)  Buyer agrees to indemnify Seller
     from and against any Adverse Consequences Seller may suffer resulting from, arising out of, relating to, or caused by any Assumed Liability arising during any time period from and after the end of the Interim Period.

             (d)  Matters Involving Third Parties.

                    (i)  If any third party shall notify
     either Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                    (ii)  An Indemnifying Party will have
     the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Conse-quences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction, criminal penalties or other equita-ble relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligent-ly.

                    (iii)  So long as the Indemnifying Party
     is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the In-demnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the Prior written consent of the Indemnified Party (not to be withheld unreason-ably).

                    (iv)  In the event any of the conditions
     in 8(d)(ii) above is or becomes unsatisfied, however, upon prior notice and reasonable opportunity to cure to the Indemnifying Party (A) the Indemnified Party may defend against, and consent to the entry of any judg-ment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and ex-penses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemni-fied Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
     Section 8.

             (e) Condemnation. If, prior to Closing, all or any portion of a Store is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall immediately notify Buyer of such fact. In such event, Buyer shall have the option to either consummate the purchase of the Stores subject to an assignment by Seller to Buyer of any condemnation award or to exercise the remedies set forth in Section 7(a)(ii) above with respect to the condemned Store.

             (f) Casualty. Prior to Closing and notwithstand-ing the pendency of this Agreement, the entire risk of loss or damage by earthquake, flood, landslide, fire, hurricane, tornado or other casualty shall be borne by Seller. If, prior to Clos-ing, any of the Stores is materially damaged or destroyed by earthquake, flood, landslide, fire, hurricane, tornado, or other casualty, Seller shall immediately notify Buyer of such fact. If the damage is material, in Buyer's reasonable judgment, Buyer shall have the option to either consummate the purchase of the Stores subject to an assignment by Seller to Buyer of the insur-ance proceeds or to exercise the remedies set forth in Section 7(a)(ii) above with respect to the damaged Store. If the damage is immaterial, in Buyer's reasonable judgment, Buyer shall be re-quired to close on such Store with, at Buyer's option, either the assignment of insurance proceeds from Seller or an adjustment to the Purchase Price as reasonably determined by the Parties.

             (g) Employees. From and after the Joint Press Release, Seller shall permit Buyer reasonable access to interview employees of Seller assigned to the Stores for the purpose of making appropriate arrangements for employing any and all such employees as desired by Buyer, provided that Seller shall retain the right to make a competing offer of continued employment to any such employee. Seller shall retain responsibility for sever-ance obligations, giving any notice to employees required by law or contract, including any WARN Act notices and any other obliga-tions which may arise in connection with its employees and their termination of employment.

             (h) Sale of Owned Machinery, Owned Equipment and Owned Furniture. If on or before the end of the second quarter of Buyer's 1998 fiscal year, Buyer decides, in its sole discre-tion, not to use some or all of the machinery, equipment, furni-ture or fixtures included in the Acquired Assets, Buyer shall return such items to Seller at no charge, provided that Seller pays the cost of packing and transportation for any of such items. If Seller chooses not to reclaim such Acquired Assets, Buyer may resell such items, and shall share the net proceeds resulting from such sale or sales after deduction of all costs incurred in connection with such sale(s), including taxes paid on the proceeds thereof, equally with Seller.

          9.  Miscellaneous.

             (a)  Survival of Representations and Warranties.
All of the representations and warranties of the Parties con-tained in this Agreement shall survive the Closing hereunder for a period of one (1) year.

             (b) Press Releases and Public Announcements. The Parties shall issue a joint press release (the "Joint Press Release") announcing the transaction within two (2) business days after the execution of this Agreement. Notwithstanding the foregoing, neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclo-sure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its commercially reasonable efforts to consult with the other Party prior to making the disclosure).

             (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

             (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agree-ment between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

             (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereun-
der).

             (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

             (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agree-ment.

             (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

             If to Seller:

                     Venture Stores, Inc.
                     2001 East Terra Lane
                     O'Fallon, MO  63366-0110
                     Attn:  EVP-Administration
                     Facsimile No. (314) 281-7233

               With a copy to:

                     Kronish Lieb Weiner & Hellman
                     1114 Avenue of Americas
                     45th Floor
                     New York, New York  10036
                     Attn: Mark Lipschutz
                     Facsimile No. (212) 479-6275

               If to Buyer:

                      Kmart Corporation
                      3100 West Big Beaver Road
                      Troy, MI  48084-3163
                      Attn:  General Counsel
                      Facsimile No. (248) 643-1054

               With a copy to:

                      Skadden, Arps, Slate, Meagher & Flom (Il-
                      linois)
                      333 West Wacker Drive
                      Suite 2100
                      Chicago, Illinois  60606
                      Attn:  Marian P. Wexler
                      Facsimile No. (312) 407-0411

     Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

               (i)  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or con-flict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

               (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by authorized representatives of Buyer and Seller. Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by either Party of any default, misrepre-sentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (l) Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller shall pay all transfer, conveyance or similar Taxes.

               (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated there-under, unless the context requires otherwise. The word "includ-ing" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If either Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another repre-sentation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

               (n)  Incorporation of Exhibits and Schedules.  The
Exhibits and Schedules identified in this Agreement are incor-porated herein by reference and made a part hereof.

               (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agree-ment and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

               (p) Submission to Jurisdiction. Each of the Par-ties submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and deter-mined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.
Either Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(h) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 9(h) above. Nothing in this
Section 9(p), however, shall affect the right of either Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.










          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



                             Kmart Corporation


                             By:   /s/ Michael J. Viola

                             Title: Vice President and Treasurer



                             Venture Stores, Inc.


                             By:   /s/Robert Wildrick

                             Title:   C.E.O.